Exhibit 99.2

Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	April 28, 2023
IMMEDIATE

Moog Inc. Announces Cash Dividend

East Aurora, NY – The Board of Directors of Moog Inc. (NYSE: MOG.A and MOG.B), a worldwide designer, manufacturer and systems integrator of high-performance precision motion and fluid controls and controls systems, declared a quarterly dividend of $0.27 per share on the Company’s issued and outstanding shares of Class A common stock and Class B common stock. The dividend will be paid on May 30, 2023 to all shareholders of record as of the close of business on May 12, 2023.

The dividend represents a use of cash of approximately $9 million. Future declarations of quarterly dividends are subject to the determination and discretion of Moog’s Board of Directors.

About Moog Inc.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Contact:
Investor Relations - 716.687.4225